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                                                                     EXHIBIT 3

                              LOCK-UP AGREEMENT



                              December 9, 1997


Hambrecht & Quist LLC
Needham & Company, Inc.
As Representatives of the
  Several Underwriters
c/o Hambrecht & Quist LLC
One Bush Street
San Francisco, California 94104


Ladies and Gentlemen:

     The undersigned is a shareholder of Media Arts Group, Inc. (the "Company") and wishes to facilitate the public offering (the "Offering") of Common Stock of the Company ("Common Stock") pursuant to a Registration Statement on Form S-2 (the "Registration Statement") to be transmitted for filing with the Securities and Exchange Commission on or about December 8, 1997.

     In consideration of the foregoing, and in order to induce you to act as underwriters in the Offering, the undersigned agrees that he, she or it will not, without the prior written consent of Hambrecht & Quist LLC, for a period of 90 days, 120 days and 150 days after the effective date of the Registration Statement, offer to sell, contract to sell or otherwise sell (including without limitation in a short sale) or dispose of 100%, 66-2/3% and 33-1/3%, respectively, of the shares of Common Stock of the Company, any options or warrants to purchase any shares of Common Stock of the Company, or any other securities convertible into or exchangeable for shares of Common Stock of the Company, now owned or hereafter acquired by the undersigned or with respect to which the undersigned has the power of disposition.

     Notwithstanding the foregoing, if the undersigned is an individual, he or she may transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, that prior to any such transfer each transferee shall execute an agreement, satisfactory to Hambrecht & Quist LLC, pursuant to which each transferee shall agree to receive and hold such shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions

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Hambrecht & Quist LLC                                        November __, 1997
Needham & Company, Inc.                                                 Page 2


hereof. For the purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

     The undersigned hereby waives any rights of the undersigned to sell shares of Common Stock or any other security issued by the Company pursuant to the Registration Statement, and acknowledges and agrees that for a period of 150 days from the effective date of the Registration Statement the undersigned has no right to require the Company to register under the Securities Act of 1933, as amended, such Common Stock or other securities issued by the Company and beneficially owned by the undersigned.

     The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Common Stock or other securities of the Company held by the undersigned except in compliance with this agreement.


                                       Very truly yours,


Dated: December 9, 1997                /s/ KEN RAASCH
                                       --------------------------------
                                       Signature


                                       Ken Raasch
                                       --------------------------------
                                       Printed Name